Exhibit 99.1


                 Scientific Games and Electronic Game Form Joint
                       Venture for Global Lottery Market

                      Scientific Games to take 10% stake in
                              Electronic Game Card

NEW YORK, OCTOBER 15, 2004 - Scientific Games Corporation (NASDAQ: SGMS) and Electronic Game Card Inc. (OTCBB: EGMI) announced the they have entered into a joint venture agreement following the announcement earlier this week that Electronic Game Card products are being used by the Iowa Lottery in the world debut of digital multiplay GameCards by a US lottery operator.

Under the terms of the agreement, the two companies will jointly market and promote the Electronic Game Card product to the $40 billion "instant" sector of the overall $150 billion global lottery market, sharing costs and profits from the joint enterprise.

The Joint Venture agreement replaces an earlier agreement signed between the two companies in May 2003 in which Scientific Games International acted as a distributor for Electronic Game Card Inc. As part of the Joint Venture agreement, Scientific Games Corporation will purchase 10% of Electronic Game Card Inc.'s common stock.

John Bentley, CEO of Electronic Game Card Inc., commented, "Scientific Games is the world's leading supplier of "instant" products to the lottery industry. It represents the most powerful distribution channel that exists for our product in reaching the global "instant" lottery market. We are enthusiastic about Scientific Games' greater involvement with us through this Joint Venture. We also welcome Scientific Games as a shareholder in Electronic Game Card Inc. and look forward to a mutually beneficial future in this exciting new area of the lottery market. The Iowa launch has put the Electronic Game Card product under the spotlight in the lottery industry. With Scientific Games we believe we can fully realize the promise of this product."

Management of the joint venture will be Steve Saferin, President of New Ventures at Scientific Games, and John Bentley, CEO of Electronic Game Card with day-to-day activity being managed by Chuck Kline and Daniel Kane of SGI and EGC respectively - both veterans of the US and international lottery scene.

Steve Saferin of Scientific Games, added, "Having taken formal soundings of the digital Electronic Game Card product from across the US lottery industry over the last year, and following rigorous testing, we are confident the Electronic Game Card product represents

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a significant new opportunity for the lottery industry, by complementing our other "instant" products and increasing revenues for all lottery operators. Initial reports from the test market being conducted by the Iowa Lottery are also encouraging. We are therefore pleased to be formalising the relationship with Electronic Game Card Inc. through this joint venture."

About Scientific Games
Scientific Games Corporation (NASDASQ: SGMS) is the leading integrated supplier of instant tickets, systems and services to lotteries, and the leading supplier of wagering systems and services to pari-mutuel operators. It is also a licensed pari-mutuel gaming operator in Connecticut and the Netherlands and is a leading supplier of prepaid phone cards to telephone companies. Scientific Games' customers are in the United States and more than 60 other countries. For more information about Scientific Games, please visit our web site at www.scientificgames.com.

About Electronic Game Card
Electronic Game Card Inc. is a listed corporation (OTCBB: EGMI) whose purpose is to create and distribute reward based digital games across a range of delivery platforms.

Electronic Game Card owns a unique proprietary US pocket sized digital game platform known as an electronic extended play GameCard which has multiple applications for the "instant" international lotteries and charitable markets as well as the sales promotions reward and competition markets.
www.electronicgamecard.com.

Forward-Looking Statements
In this press release we make "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as "may," "will," "estimate," "intend," "continue," "believe," "expect" or "anticipate," or the negatives thereof, variations thereon or similar terminology.

These forward-looking statements generally relate to plans and objectives for future operations and are based upon management's reasonable estimates of future results or trends. Although we believe that the plans and objectives reflected in or suggested by such forward-looking statements are reasonable, such plans or objectives may not be achieved.

Actual results may differ from projected results due, but not limited, to unforeseen developments, including developments relating to the following:

      o economic, competitive, demographic, business and other conditions in our local and regional markets;
      o changes or developments in the laws, regulations or taxes in the gaming and lottery industries;
      o actions taken or omitted to be taken by third parties, including customers, suppliers, competitors, members and shareholders, as well as legislative, regulatory, judicial and other governmental authorities;

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      o     changes in business strategy, capital improvements, development plans, including those due to environmental remediation concerns, or changes in personnel or their compensation, including federal, state and local minimum wage requirements;
      o the availability and adequacy of our cash flow to satisfy our obligations, including our debt service obligations and our need for additional funds required to support capital improvements, development and acquisitions;
      o     an inability to renew or early termination of our contracts;
      o     an inability to engage in future acquisitions;
      o the loss of any license or permit, including the failure to obtain an unconditional renewal of a required gaming license on a timely basis; and
      o resolution of any pending or future litigation in a manner adverse to us.

Actual future results may be materially different from what we expect. We will not update forward-looking statements even though our situation may change in the future.

EGC Contacts
Press relations   David Owen (gth media)                  212 672 1870
                  david@gthmedia.com
                  ------------------
                  Toby Hall (gth)                         +44 20 7554 0491

Corporate         John Bentley (EGC - CEO)                646 723 8936
                  John.Bentley@electronicgamecard.com
                  -----------------------------------

Scientific Games Contact
                  Lisa D. Lettieri                        212-754-2233
                  investorrelations@scientificgames.com

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